UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 5, 2011

DENALI CONCRETE MANAGEMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52545	88-0445167
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 West Nye Lane, Suite 129, Carson City, NV	89706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (805) 235-0139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement.

On June 5, 2011, we entered into an agreement with Can-Fite Biopharma Ltd., an Israeli corporation (Can-Fite), pursuant to which Can-Fite has agreed to grant us an exclusive worldwide license for its therapeutic drug for the field of ophthalmic diseases in return for which we have agreed to grant shares and warrants representing approximately 90% of the issued share capitalization of our company.  The license will be granted to an Israeli subsidiary of Can-Fite which will be transferred in whole to us at closing.  The license will be subject to a 2.5% royalty payable to Can-Fite as to be provided in a license agreement to be negotiated between us and Can-Fite prior to closing.  Also at closing management of our company would be changed to persons designated by Can-Fite.  Our agreement with Can-Fite contains representations and warranties and due diligence requirements of the parties customary to a transaction of this nature.

In connection with this transaction, and as a condition of closing, certain shareholders owning outstanding shares of our common stock will cancel 7,370,430 shares such that at closing we would have outstanding 4,000,000 shares. We would then issue 36,000,000 shares to Can –Fite for all of the outstanding shares of the subsidiary holding the license.  In addition, Can-Fite will have a warrant exercisable within five years of closing to convert its royalty into 2,105,264 shares of our common stock.

As a condition of closing, we are obligated to raise not less than $5,000,000 in a non-public offering to a limited number of investors.  We anticipate issuing approximately 4,210,526 shares of our common stock is this offering. The proceeds of the offering will be allocated for the continued clinical development of the drug.

The securities offered in this transaction will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Concurrently with the closing we are required to enter into a service agreement with Can-Fite or its affiliate for the management of all activities relating to the pre-clinical and clinical studies to be performed for the development of the drug.

Closing is scheduled to occur not later than June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denali Concrete Management, Inc.

Date:  June 7, 2011

By  /s/ Mathew G. Rule

      Mathew G. Rule, President

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